TRUSTCO	Exhibit 99(a)
Bank Corp NY	Shareholder Letter
5 Sarnowski Drive, Glenville, New York, 12302	NASDAQ - TRST
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank	Robert J. McCormick
President and Chief
Executive Officer

May 22, 2008

Dear Fellow Shareholders;

I am writing to report the results of the two proposals voted on at our Annual Meeting held May 19, 2008, and to summarize my comments to shareholders at the meeting.

The first proposal dealt with the election of two candidates to serve for three-year terms on our Board of Directors.  Both candidates, Anthony J. Marinello, M.D., Ph.D. and William D. Powers, Partner, Powers & Company, LLC were elected by shareholders for three-year terms.  The second proposal ratified the appointment of KPMG LLP as the independent auditors for TrustCo for 2008.

I thank all the shareholders who returned their proxies.  Your support is appreciated.

At the meeting, I provided a summary of our 2007 results and provided an update on our expansion efforts.  TrustCo continues to post profitability, efficiency, asset quality and liquidity measures that are significantly better than our peers.  The banking industry as a whole is experiencing significant problems.  While we are not immune from the fallout from those problems, we have positioned the Company to be able to avoid any significant direct impact.  Our results reflect our success on this front.  Hopefully our stock price will ultimately benefit from these efforts.

Our expansion plan continued in 2007, with 16 new offices opened.  We anticipate opening about 22 more branches under this plan, with most of those currently scheduled to open this year or early in 2009.  The new branches we have opened have been responsible for 83% of our deposit growth since 2005.

I also wanted to let you know that the Board of Directors declared a regular quarterly cash dividend of $0.11 per share for all of our common shareholders.  The dividend is payable July 1, 2008 to stockholders of record on June 6, 2008.

Thank you for the confidence you have placed in TrustCo.

Sincerely,

/s/ Robert J. McCormick
Robert J. McCormick
President and Chief Executive Officer

TrustCo Bank Corp is a $3.4 billion bank holding company and through its subsidiary, Trustco Bank, operates more than 100 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.